BRF S.A.

Public Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS) announces to its shareholders and to the market in general that, in a report released today, March 06, 2018, the credit rating agency Moody’s Investor Service downgraded the Company's global corporate rating to "Ba2" from “Ba1”, maintaining the negative outlook.

Sao Paulo, March 06, 2018

Lorival Nogueira Luz Jr.
Chief Financial and Investor Relations Officer